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INVESTMENT ADVISORY AGREEMENT

LEGG MASON GLOBAL ASSET MANAGEMENT TRUST

ON BEHALF OF

QS INTERNATIONAL EQUITY FUND

AGREEMENT made as of the 1st day of April, 2016, by and between Legg Mason Partners Fund Advisor, LLC (“Manager”), a Delaware limited liability company, and QS Investors, LLC (“Adviser”), a Delaware limited liability company, each of which is registered as an investment adviser under the Investment Advisers Act of 1940.

WHEREAS, Manager is the manager of QS International Equity Fund (“Fund”), a series of shares of Legg Mason Global Asset Management Trust (“Trust”), an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), and

WHEREAS, Manager wishes to retain Adviser to provide investment advisory services in connection with Manager’s management of the Fund; and

WHEREAS, Adviser is willing to furnish such services on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

1. Appointment. Manager hereby appoints Adviser as investment adviser for the Fund for the period and on the terms set forth in this Agreement. Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2. Delivery of Documents. Manager has furnished the Adviser with copies properly certified or authenticated of each of the following:

(a) The Trust’s Declaration of Trust and all amendments thereto (such Declaration of Trust, as presently in effect and as it shall from time to time be amended, is herein called the “Declaration of Trust”);

(b) The Trust’s By-Laws and all amendments thereto (such By-Laws, as presently in effect and as they shall from time to time be amended, are herein called the “By-Laws”);

(c) Resolutions of the Trust’s Board of Trustees (“Board”) authorizing the appointment of Manager as the manager and Adviser as investment adviser and approving the Management Agreement between the Manager and the Fund (the “Management Agreement”) and this Agreement;

(d) The Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and the 1940 Act as filed with the Securities and Exchange Commission, including all exhibits thereto, relating to shares of beneficial interest of the Fund (herein called “Shares”) and all amendments thereto;

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(e) The Fund’s most recent prospectus (such prospectus, as presently in effect and all amendments and supplements thereto are herein called the “Prospectus”); and

(f) The Fund’s most recent statement of additional information (such statement of additional information, as presently in effect and all amendments and supplements thereto are herein called the “Statement of Additional Information”).

The Manager will furnish Adviser from time to time with copies of all amendments of or supplements to the foregoing.

3. Investment Advisory Services. (a) Subject to the supervision of the Board and the Manager, Adviser shall regularly provide the Fund with investment research, advice, management and supervision and shall furnish a continuous investment program for the Fund’s portfolio of securities consistent with the Fund’s investment objective, policies, and limitations as stated in the Fund’s current Prospectus and Statement of Additional Information. The Adviser shall determine from time to time what securities will be purchased, retained or sold by the Fund, and shall implement those decisions, all subject to the provisions of the Declaration of Trust and By-Laws, the 1940 Act, the applicable rules and regulations of the Securities and Exchange Commission, and other applicable federal and state law, as well as the investment objective, policies, and limitations of the Fund. The Adviser will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers, Adviser will attempt to obtain the best net price and the most favorable execution of its orders; however, the Adviser may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Fund with research, analysis, advice and similar services, and Adviser may pay to these brokers, in return for research and analysis, a higher commission than may be charged by other brokers. The Adviser is authorized to combine orders on behalf of the Fund with orders on behalf of other clients of the Adviser, consistent with guidelines adopted by the Board. In no instance will portfolio securities be purchased from or sold to the Adviser or any affiliated person thereof except in accordance with the rules, regulations or orders promulgated by the Securities and Exchange Commission pursuant to the 1940 Act. The Adviser shall also perform such other functions of management and supervision as may be requested by the Manager and agreed to by Adviser.

(b) The Adviser will oversee the maintenance of all books and records with respect to the securities transactions of the Fund in accordance with all applicable federal and state laws and regulations, and will furnish the Board with such periodic and special reports as the Board or the Manager reasonably may request.

(c) The Trust hereby authorizes that any entity or person associated with the Adviser which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Trust which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention by such person associated with the Adviser of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

4. Services Not Exclusive. The Adviser’s services hereunder are not deemed to be exclusive, and Adviser shall be free to render similar services to others. It is understood that persons employed by Adviser to assist in the performance of its duties hereunder might not devote

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their full time to such service. Nothing herein contained shall be deemed to limit or restrict the right of Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

5. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Adviser hereby agrees that all books and records which it maintains for the Fund are property of the Fund and further agrees to surrender promptly to the Fund or its agents any of such records upon the Fund’s request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, any such records required to be maintained by Rule 31a-1 under the 1940 Act.

6. Expenses. During the term of this Agreement, Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund.

7. Compensation. For the services which Adviser will render to Manager and the Fund under this Agreement, Manager will pay Adviser a fee, computed daily and paid monthly, at an annual rate equal to 66.67% of the fee received by the Manager from the Fund, net of any waivers or reimbursements by the Manager of its fee. Fees due to the Adviser hereunder shall be paid promptly to Adviser by the Manager following its receipt of fees from the Fund. If this Agreement is terminated as of any date not the last day of a calendar month, a final fee shall be paid promptly after the date of termination and shall be based on the percentage of days of the month during which the contract was still in effect.

8. Limitation of Liability. The Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by Manager or by the Fund in connection with the performance of this Agreement, except a loss resulting from breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

9. Definitions. As used in this Agreement, the terms “securities” and “net assets” shall have the meanings ascribed to them in the Declaration of Trust; and the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

10. Duration and Termination. This Agreement replaces an agreement, originally effective as of April 30, 2012 (the “Original Effective Date”), between the Manager and a predecessor in interest to the Adviser. This Agreement will become effective as of April 1, 2016. If not earlier terminated, this Agreement shall continue in effect for successive annual periods, provided that such continuance is specifically approved at least annually (i) by the Board or (ii) by a vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund, provided that in either event the continuance is also approved by a majority of the trustees who are not interested persons (as defined in the 1940 Act) of the Trust or of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, by vote of the Board, by vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund, by the Manager or by the Adviser, on not less than 60 days’ notice to the Fund and/or the other party(ies) and will be terminated immediately upon any termination of the Management Agreement with respect to the

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Fund or upon the mutual written consent of the Adviser, the Manager, and the Fund. It is intended that each such annual approval of continuance of this Agreement occur by the anniversary of the Original Effective Date, except as may otherwise be permitted in accordance with applicable law. Termination of this Agreement with respect to the Fund shall in no way affect continued performance with regard to any other portfolio of the Trust. This Agreement will automatically and immediately terminate in the event of its assignment.

11. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

12. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund’s outstanding voting securities.

13. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.

ATTEST:		LEGG MASON PARTNERS FUND ADVISOR, LLC

By:	/s/ John A. Redding	By:	/s/ Jane E. Trust
		Name:	Jane E. Trust
		Title:	President

ATTEST:		QS INVESTORS, LLC

By:	/s/ Eileen M. Stevens	By:	/s/ Scott Rouse
		Name:	Scott Rouse
		Title:	Business Manager

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